AMENDMENT TO
                     STOCK EXCHANGE AGREEMENT

      This amendment (the "Amendment") to the Stock Exchange Agreement (the "Agreement"), is entered into as of this 5th day of March, 2003, by and among Lazarus Industries, Inc., a Utah corporation (hereinafter referred to as "Lazarus"); American Dairy Holdings, Inc., a Delaware corporation, (hereinafter referred to as "American"); and the persons listed on Schedule 1(a) to the Agreement, being all of the shareholders of American (hereinafter referred to as the "Shareholders"), as follows:

      1.   Paragraph 1.3 is amended as follows:

      The closing ("Closing") of the transactions contemplated by the Agreement shall be on a date and at such time as the parties may agree ("Closing Date"), within the five-day period commencing with the last to occur of the following: the date Lazarus has obtained shareholder approval of the matters described in paragraph 5.1 of the Agreement, and properly notified its shareholders of such action in accordance with Utah corporation law and the S.E.C. Proxy Rules, or March 20, 2003; provided however, that the Closing shall in no event be after April 20, 2003, unless extended in writing by the parties.

      2.   Paragraph 5.1 is amended as follows:

      As soon as practicable following the execution of this Agreement, and prior to the Closing, Lazarus shall either call a special meeting of its shareholders, or obtain a consent from holders of a majority of the outstanding shares of Lazarus, in accordance with Utah corporation law, to approve the matters described in paragraph 5.1 of the Agreement.

      3. Except as amended or modified above, the Agreement will remain unchanged.

      IN WITNESS WHEREOF, the corporate parties hereto have caused this Amendment to be executed by their respective officers, hereunto duly authorized, as of the date first above-written.

ATTEST:                             LAZARUS INDUSTRIES, INC.


                                    By  /s/ Jack M. Gertino
_________________________________     _______________________________________
Secretary or Assistant Secretary      Jack M. Gertino, President




ATTEST:                             AMERICAN DAIRY HOLDINGS, INC.


                                    By  /s/ Leng You-Bin
__________________________________    _______________________________________
Secretary or Assistant                 Leng You-Bin, President





SHAREHOLDERS:


  /s/ Leng You-Bin                     /s/ Liu Sheng-Hui
__________________________________    _____________________________________
Leng You-Bin                          Liu Sheng-Hui


  /s/ Wu Zhi-Gan
__________________________________
Wu Zhi-Gang